Exhibit 99.2

[MARTIN MARIETTA LETTERHEAD]

December 12, 2011

Mr. Donald M. James

Chairman and Chief Executive Officer

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Dear Don:

More than a year and a half ago, you and I (and, on several occasions, members of our senior management teams) began to explore the financial and strategic merits and potential terms of a business combination of Vulcan Materials Company (“Vulcan”) and Martin Marietta Materials, Inc. (“Martin Marietta”). Despite Martin Marietta’s clear, continuing interest, some months ago Vulcan disengaged from discussions. Martin Marietta continues to believe that a strategic combination of our two companies is compelling financially and operationally, and that such a combination presents our respective shareholders with a significant value creation opportunity and brings great benefits to our respective customers and employees.

Recent events, including the fragile state of the U.S. economy, the lack of visibility as to when a sustainable recovery will take place, and the uncertainty surrounding government spending on infrastructure projects, only strengthen the rationale behind a combination. Combining our two complementary companies makes excellent industrial sense and establishes a U.S.-based company that is the global leader in our industry. The continued uncertainty regarding the timing and level of recovery in the macroeconomic environment underscores the immediate value your shareholders would receive in a business combination with Martin Marietta, through the conversion of their Vulcan investment into the stock of a more stable and financially sound combined company that pays a meaningful dividend – equivalent to 20 times Vulcan’s current dividend per share. In addition, we believe your shareholders would realize long-term value in a business combination with Martin Marietta from the anticipated improvement in share price derived from the expected significant synergies resulting from the combination of our companies.

Martin Marietta’s Board of Directors is, and I personally am, disappointed that despite these substantial benefits, Vulcan has been unwilling to move ahead towards a definitive agreement. We believe our proposal is compelling and transformative for the stakeholders of both Vulcan and Martin Marietta. In light of Vulcan’s reluctance to consider further this value-enhancing opportunity, Martin Marietta’s Board of Directors has unanimously concluded that the time has come to take steps intended to result in prompt and fair consideration of our proposal on behalf of Vulcan’s shareholders.

Let me provide you and your Board with the key aspects of our proposal:

•

We are proposing a stock-for-stock, tax-free transaction, in which each outstanding share of Vulcan common stock would be exchanged for 0.50 shares of Martin Marietta common stock. This exchange ratio represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 30-day period ended December 9, 2011.

•	We are proposing a combined company board, with you as Chairman of the Board.

•	We are proposing a senior management team that would consist of me as President and Chief Executive Officer and other senior leaders from each organization based on a “best athlete” approach.

•	We are proposing to maintain a major presence in Birmingham.

•	We are proposing to change the name of the combined company to reflect the names of each of our respective organizations.

The proposed transaction will, in our view, provide important benefits for both companies’ stakeholders – investors, employees, and the customers we serve – that will be particularly valuable in the current uncertain economic climate:

•

Substantial Cost Synergies. We anticipate significant cost synergies ranging from $200 million to $250 million, derived from a combination of operating efficiencies and elimination of duplicate functions. These are savings that would benefit all shareholders and customers of the combined company. Vulcan’s shareholders would participate in the value created by these synergies as well as best-in-class financial performance. In addressing cost synergies, your Board and shareholders should be aware that we are using our estimates, which are realistic and achievable under our disciplined and responsible cost management philosophy, and are quite a bit higher than your estimates of synergies. We believe our consistent cost management leadership within our industry underscores the credibility of our estimates. For example, from 2007 to the third quarter of 2011, Martin Marietta’s SG&A as a percent of revenue has declined from 8.0% to 7.9%, while Vulcan’s has increased from 9.3% to 12.0%.

•

Complementary Geographic Footprints / Global Aggregates Leader. The combination of complementary geographic footprints will create a U.S.-based company that is the clear global leader in aggregates, and will result in a company that can deliver enhanced product offerings and service to customers. The combined company would have an outstanding asset base that will create value for its shareholders over both the short and long term. Among other things, greatly increased scale provides a broader set of opportunities for organic and inorganic growth. From our understanding of the market, it is fair to say that any asset dispositions necessary to support regulatory approvals could be readily accomplished on a fast timeline given the likely interest from various buyers. Moreover, our recent asset swap that resulted in the disposition of our River assets reduces regulatory concerns.

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Strong Financial Position. The combined company will have a significantly stronger balance sheet than Vulcan currently possesses. The combined company’s net debt would be 5.6x combined LTM adjusted EBITDA, excluding synergies, and 4.1x – 4.3x combined LTM adjusted EBITDA, including synergies of $200 million – $250 million, as of September 30, 2011, relative to Vulcan’s net debt of 8.9x LTM adjusted EBITDA, as of the same date. This would help Vulcan to achieve one of its core objectives – enhanced financial flexibility through deleveraging. We expect the combined company credit rating to be higher than Vulcan’s is at present.

•

Improved Cash Flows / Meaningful Dividend. Finally, because the proposed transaction is being structured as a tax-efficient, stock-for-stock transaction, the combined company will have significant cash flow, giving it the ability to pay a meaningful quarterly cash dividend. Indeed, it is our objective to maintain the dividend at Martin Marietta’s current rate ($1.60 per Martin Marietta share annually, equivalent to $0.80 per Vulcan share annually, based on the proposed exchange ratio). In light of Vulcan’s recent decrease in its dividend (to $0.04 per Vulcan share annually), we believe Vulcan’s shareholders will find this aspect of the proposal attractive.

We believe the substantial overlap between the shareholders of Martin Marietta and Vulcan will reinforce the benefit from the value-creating combination of our two companies. Further, we believe that Martin Marietta and Vulcan employees would benefit from the greater scale and strength of the combined company.

In connection with delivering this proposal letter, we are taking the following additional steps:

•	We are providing you with a proposed transaction agreement that sets forth in additional detail the terms described in this proposal letter.

•

We are commencing a first-step exchange offer, reflecting the same exchange ratio as provided in the transaction agreement. This exchange offer, subject to the conditions specified therein, will give Vulcan shareholders the opportunity to exchange their shares at the earliest time for Martin Marietta shares.

•

We are advising you of Martin Marietta’s intention to submit the names of five nominees (the “Nominees”) for election as independent directors at Vulcan’s 2012 Annual Meeting, and accordingly are requesting from Vulcan’s Secretary the written questionnaire, and the written representation and agreement, referenced in Section 1.05 of Vulcan’s By-Laws.

•

Earlier today, Martin Marietta commenced a lawsuit in Delaware Chancery Court and in New Jersey state court in furtherance of its effort to ensure that Vulcan’s shareholders have the opportunity to assess directly Martin Marietta’s proposal.

Please know that it remains our strong preference to execute this transaction on a negotiated basis with Vulcan’s current Board of Directors. In furtherance of this approach, my team and I are prepared to engage immediately with the Vulcan team. In addition, we and our advisers, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to begin immediately the process of negotiating a definitive agreement. We believe that we can complete due diligence, negotiate a definitive agreement and obtain final Martin Marietta Board approval quickly. We are prepared to provide reciprocal due diligence to Vulcan.

This letter and the accompanying transaction agreement are not binding and do not represent or create any legally binding or enforceable obligations. No such obligations will be imposed on either party unless and until a definitive agreement is signed by Martin Marietta and Vulcan.

As analysts and industry observers have long speculated, our two companies are highly complementary and a combination makes a great deal of strategic and financial sense – and we agree. It is our hope that you and your Board will carefully evaluate the financial and operational benefits of this now-public proposal and elect to engage in a productive dialogue with us so that, together, we can execute this very compelling strategic business combination with minimal disruption.

Should you have any questions concerning this proposal, I would be pleased to speak with you at any time.

Sincerely,

/s/ C. Howard Nye

C. Howard Nye

cc: Board of Directors of Vulcan

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